CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


American Teletronics, Inc.:

We hereby consent to the use in Form S-4 of our audit dated March 25, 1996, relating to the consolidated financial statements of American Teletronics, Inc. And Subsidiaries and contained in Form 10-K, incorporated by reference in said Form S-4 for the three year period ended December 31, 1995.


Killman, Murrell & Company, P.C.
Dallas, Texas
June 13, 1996